ABN AMRO Series 2000 1 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
A 1	40,063,924.23	663,388.31	0.00
A 2	35,202,692.67	2,347,794.55	6,897,307.33
A 3	0.00	805,692.48	11,113,000.00
A 4	10,378,264.82	66,161.44	0.00
A 5	705,618.56	754,578.34	6,264,324.32
A 6	0.00	0.00	0.00
A 7	0.00	0.00	0.00
A 8	589,850.29	31,595.40	164,266.20
A 9	500,000.00	24,322.25	0.00
A P	1,287,719.35	0.00	518,877.56
B 1	19,575.18	151,452.17	1,943,395.21
B 2	10,366.22	80,202.86	1,029,142.67
B 3	6,914.09	53,493.88	686,419.66
B 4	4,609.38	35,662.59	457,613.11
B 5	4,607.93	35,651.50	457,470.88
M	57,587.94	445,554.66	5,717,242.85
R	0.00	0.00	0.00